Exhibit 5.1

March 13, 2015

Board of Directors

OncoSec Medical Incorporated

9810 Summers Ridge Road, Suite 110

San Diego, CA  92121

Re:                              Registration Statement/Form S-8

2011 Stock Incentive Plan, as amended and restated

Ladies and Gentlemen:

At your request, we have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “SEC”) by OncoSec Medical Incorporated (the “Company”) in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 7,405,568 shares of the Company’s common stock, $0.0001 par value (the “Plan Shares”), which will be issuable under the Company’s 2011 Stock Incentive Plan, as amended and restated (the “Amended Plan”).

In connection with our review, we have examined the proceedings taken by the Company in connection with the adoption of the Amended Plan and the authorization of the issuance of the Plan Shares, and such documents as we have deemed necessary to render this opinion, including the Company’s Bylaws and Articles of Incorporation, as amended.

Based upon and subject to the foregoing, it is our opinion that the Plan Shares, when issued and outstanding pursuant to the terms of the Amended Plan, will be validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement.

Sincerely,

/s/ McDonald Carano Wilson LLP

McDONALD CARANO WILSON LLP

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